Exhibit 16.1

March 16, 2018

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for A. H. Belo Corporation (the “Company”) and, under the date of March 16, 2018, we reported on the consolidated balance sheet of A. H. Belo Corporation and subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017.  On March 16, 2018, we were dismissed. We have read A. H. Belo Corporation's statements included under Item 4.01 of its Form 8-K dated March 16, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with (1) the Company’s statement that the change in independent registered accounting firm was approved by the audit committee of the board of directors, (2) the Company’s statement that the change will be effective upon Grant Thornton LLP’s (Grant Thornton) completion of its standard client acceptance process and execution of an engagement letter, and (3) the Company’s statement that neither the Company nor anyone on its behalf has consulted Grant Thornton with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on A. H. Belo Corporation’s consolidated financial statements or the effectiveness of internal control over financial reporting, where either a written report or oral advice was provided to the Company that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Very truly yours,

/s/ KPMG LLP